Exhibit 99.1

News Release

Wabtec Reports Results For 2Q, Updates Guidance

WILMERDING, PA, July 25, 2017 – Wabtec Corporation (NYSE: WAB) today reported results for the second quarter and updated its financial guidance for 2017.

2017 Second Quarter

•	Sales were $932 million, a 29 percent increase compared to the year-ago quarter, as higher sales in the Transit Group more than offset lower sales in the Freight Group. Transit sales increased due to the Faiveley Transport acquisition. Freight sales were affected mainly by lower revenues from freight car and locomotive components, and a slower-than-expected ramp-up of certain projects. Changes in foreign exchange rates reduced sales by $15 million compared to the year-ago quarter.

•	Income from operations was $114 million, or 12.2 percent of sales, including restructuring and transaction expenses of $9 million related to the Faiveley integration and ongoing cost-reduction activities. Excluding these expenses, the company’s operating margin was 13.2 percent, similar to its adjusted operating margin in the first quarter of this year.

•	Net interest and other expense was $17 million, reflecting a higher debt balance due mainly to the Faiveley acquisition and a non-cash foreign exchange loss. Net interest expense included a $2 million benefit related to the prepayment of debt assumed in the Faiveley acquisition.

•	Income tax expense was $25 million, with an effective tax rate of 25.4 percent.

•	Earnings per diluted share were 75 cents. The net effect of the restructuring and transaction expenses and the interest expense benefit reduced earnings per diluted share by 5 cents.

•	At June 30, the company had cash of $329 million and debt of $2 billion.

•	During the quarter, the company’s total, multi-year backlog increased 10 percent compared to the first quarter, to a record $4.5 billion. New orders included more than $350 million for Transit projects in Europe and Australia, and more than $60 million for train control and signaling projects with the Belt Railway Co. in Chicago and the South Florida Regional Transportation Authority.

•	Also during the quarter, Wabtec acquired Thermal Transfer, a manufacturer of heat exchangers for industrial markets, with sales of about $25 million; and Semvac, a manufacturer of sanitation systems for locomotives and transit vehicles, with sales of about $15 million.

2017 Full Year

Compared to the first two quarters of the year, Wabtec expects modest improvement in its third quarter results and a stronger fourth quarter with an adjusted operating margin target in the fourth quarter of about 15 percent. For the full year, based on the revised timing of sales and projects already in backlog, market conditions rebounding slower than expected, and the expected ramp-up of synergies from the Faiveley integration, Wabtec updated its guidance as follows: Sales are now expected to be about $3.85 billion and adjusted earnings per diluted share is expected to be between $3.55 and $3.70 excluding expected restructuring and transaction expenses, and non-controlling interest related to the Faiveley acquisition.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

News Release

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “We remain confident in our future growth opportunities, even as we manage aggressively through our short-term challenges. In transit, we have a record and growing backlog, with significant projects in all major markets around the world, and we are making meaningful progress in the Faiveley integration, with margins improving during the year. In freight, our backlog has now increased for three consecutive quarters, and demand appears to be stable in our key markets. Finally, we continue to invest in our balanced growth strategies, including new products and acquisitions, around the world.”

Wabtec Corporation (www.wabtec.com) is a leading global provider of equipment, systems and value-added services for transit and freight rail. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future sales and earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; changes in the expected timing of projects; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, go to www.wabtec.com and click on “Webcasts” in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Second Quarter 2017	Second Quarter 2016	For the Six Months 2017	For the Six Months 2016
Net sales	$932,253	$723,601	$1,848,287	$1,495,632
Cost of sales	(658,290)	(486,212)	(1,304,617)	(1,003,063)

Gross profit	273,963	237,389	543,670	492,569
Gross profit as a % of Net Sales	29.4%	32.8%	29.4%	32.9%

Selling, general and administrative expenses	(127,574)	(80,610)	(249,915)	(170,361)
Engineering expenses	(23,338)	(18,029)	(46,802)	(35,982)
Amortization expense	(9,350)	(5,466)	(18,394)	(10,761)

Total operating expenses	(160,262)	(104,105)	(315,111)	(217,104)
Operating expenses as a % of Net Sales	17.2%	14.4%	17.0%	14.5%
Income from operations	113,701	133,284	228,559	275,465
Income from operations as a % of Net Sales	12.2%	18.4%	12.4%	18.4%
Interest expense, net	(15,420)	(4,969)	(33,132)	(9,840)
Other income (expense), net	(1,552)	(1,229)	767	(1,075)

Income from operations before income taxes	96,729	127,086	196,194	264,550
Income tax expense	(24,569)	(36,601)	(52,030)	(79,902)

Effective tax rate	25.4%	28.8%	26.5%	30.2%
Net Income	72,160	90,485	144,164	184,648
Less: Net (gain) loss attributable to noncontrolling interest	(135)	—	1,750	—

Net income attributable to Wabtec shareholders	$72,025	$90,485	$145,914	$184,648

Earnings Per Common Share Basic
Net income attributable to Wabtec shareholders	$0.75	$1.00	$1.52	$2.03

Diluted
Net income attributable to Wabtec shareholders	$0.75	$1.00	$1.52	$2.02

Weighted average shares outstanding
Basic	95,641	89,846	95,370	90,832

Diluted	96,284	90,559	96,071	91,628

Net Sales by Segment
Freight Group	$344,828	$397,067	$692,774	$839,736
Transit Group	587,425	326,534	1,155,513	655,896

Total	$932,253	$723,601	$1,848,287	$1,495,632